EXHIBIT 10.1
AGREEMENT AND RELEASE

This Agreement and Release ("Agreement") is made by and between TriSalus Life Sciences, Inc. (the "Company"), and James Young (the "Executive") (collectively referred to herein as the "Parties" and each a "Party"). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of Jan. 7, 2025 (the "Employment Agreement"); and
WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective May 30, 2025 (“Effective Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company, and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates.
NOW, THEREFORE, in consideration of the right to receive the Severance Amounts described in Sections 4(c) and 4(d) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.Severance Amounts; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits pursuant to Section 4(c) of the Employment Agreement, which provides that the Company shall continue, subject to Executive’s compliance with the obligations set forth in Sections 4(h), (i), (j), (k) and (l) of the Employment Agreement, to pay to Executive an amount equal to Executive’s base salary, as provided in Section 3(a) of the Employment Agreement, at the annual rate in effect at the time of termination, for a period equal to six (6) months from June 1, 2025 to November 30, 2025 (“Severance Amount”). The Severance Amount will be paid to Executive in equal installments in cash in accordance with the Company’s regular payroll schedule, commencing on the first normal payroll date of the Company following the Effective Date and continuing for the applicable period thereafter. No bonus shall be paid to Executive. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Sections 4(c) of the Employment Agreement, subject to and in accordance with the terms thereof. Additionally, all equity subject to vesting and held by the Executive shall continue to vest for the period from June 1, 2025 to May 31, 2026.
2.Release of Claims. In exchange for good and valuable consideration set forth in Sections 4(c) and 4(d) of the Employment Agreement, dated as of Jan. 7, 2025, the sufficiency of which is hereby acknowledged, Executive, on behalf of himself, his executors, heirs, administrators, assigns and anyone else claiming by, through or under Executive irrevocably and unconditionally, releases, and forever discharges the Company, its predecessors, successors and related and affiliated entities, including parents and subsidiaries (collectively, “Affiliate Companies”), and each of their respective directors, officers, managers, shareholders, members, employees, attorneys, insurers, agents and representatives (collectively, the “Releasees”), from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity that Executive may possess against the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 5 below), (severally and collectively, “Claims”), including but not limited to:
(a)any and all Claims relating to or arising from Executive’s employment or service relationship with Company or Affiliate Companies and the termination of that relationship;
(b)any and all Claims in tort or contract, whether by statute or common law,
(c)any and all Claims relating to or arising from Executive’s salary, wages, bonuses and commissions, incentive units, equity interests, the breach of any oral or written contract, unjust enrichment, promissory estoppel, misrepresentation, defamation, interference with prospective economic advantage, interference with contract, wrongful termination, intentional or negligent infliction of emotional distress, negligence, or breach of the covenant of good faith and fair dealing;
(d)any and all any Claims for wrongful discharge of employment, termination in violation of public policy, discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(e)any and all Claims for violation of any other local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation affecting or relating to Claims that Executive ever had, now has, or claims to have against the Company, including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Americans with Disabilities Act; the Executive Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Older Workers Benefits Protection Act;
(f)any and all Claims for violation of the federal or any state constitution;

(g)any and all Claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
(h)any and all Claims for attorneys' fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. provided, however, that this Release (the “Release”) is not intended to release Claims which, as a matter of law or public policy, cannot be released, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or similar local, state, or federal administrative body or government agency (with the understanding that Executive’s release of Claims herein bars Executive from recovering any monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, rights with regard to any vested equity (including under any securityholders agreement governing such equity and any side letter relating thereto), any rights to indemnity and coverage under the Company's directors and officers insurance policies, and any rights under the Company’s Charter Documents (defined below) or rights to directors and officer’s liability insurance. The Company’s charter documents include, as applicable, Articles of Incorporation, Articles of Organization, Certificate of Formation, Bylaws or Limited Liability Company Agreement (collectively the “Charter Documents”). Executive further acknowledges that the Company’s obligations under the Charter Documents with respect to indemnification are, to the extent required therein, conditioned upon receipt by the Company of an undertaking by Executive to repay any advanced or received amounts if it shall be determined by a court of competent jurisdiction by final judicial determination that Executive is not entitled to be indemnified by the Company under the Charter Documents.
3.Assignment; Indemnification. Executive warrants and represents that Executive has not assigned or transferred to any person or entity any of the Claims released by this Release, and Executive agrees to defend (by counsel of the Company’s choosing), and to indemnify and hold harmless, the Company from and against any claims based on, in connection with, or arising out of any such assignment or transfer made, purported or claimed.
4.Cooperation. During the period of time that Executive is receiving the payments set forth in Section 1 of this Agreement, Executive shall perform all duties and tasks that the Company requests Executive to perform. Executive agrees that, if needed, he will provide assistance to the Company and representatives of the Company by making himself available by telephone and/or email at reasonable times and upon reasonable notice to provide information to, and to consult with, representatives of the Company, and anyone acting on their behalf, on matters about which Executive has knowledge as a result of his relationship with any of them. Executive represents that he has provided to representatives of the Company all financial disclosures he is aware of at the time of his termination. In addition, Executive agrees to cooperate with the Company in connection with any legal proceedings involving the Company or any of the other representatives of the Company with respect to which Executive has knowledge of pertinent underlying facts and circumstances, including but not limited to his willingness to be interviewed by representatives of the Company and to participate in any legal proceedings by deposition or testimony. In the event Executive is subpoenaed or otherwise required by order of a court of competent jurisdiction or other legal process to appear in connection with any matter or proceeding involving the Company, Executive will notify the Company’s Chief Executive Officer promptly in writing of such appearance, unless to do so would place Executive in violation of the subpoena, court order or other legal process, in which case Executive will give as much notice as possible without placing himself in violation of the subpoena, court order or other legal process. Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section. Executive will be reimbursed for his ordinary out-of-pocket expenses incurred in connection therewith (excluding attorneys fees).
5.Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement will become effective on the eighth day after Executive signs this Agreement so long as it has been signed by the Parties and has not been revoked by Executive during the revocation period (the "Effective Date”) and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
6.Non-Disparagement. The Parties shall not make any disparaging remarks about the other Party, verbally or in writing, including without limitation posting on social media applications such as YouTube, Facebook, X, blogs, or other public forum, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of the other Party, or otherwise make remarks that may reflect negatively upon the other Party. This clause does not waive Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; provided, Executive agrees to give the Company the maximum notice possible of Executive’s intent to provide such testimony.
7.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
8.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
9.Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 8 and 13 of the Employment Agreement.
EMPLOYEE HAS READ THIS RELEASE AND BEEN PROVIDED A FULL AND AMPLE OPPORTUNITY TO STUDY IT. EMPLOYEE IS SIGNING THIS RELEASE VOLUNTARILY, WITHOUT COERCION, AND WITH FULL KNOWLEDGE THAT IT IS INTENDED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A COMPLETE AND FINAL RELEASE AND WAIVER OF ANY AND ALL CLAIMS. EMPLOYEE ACKNOWLEDGES AND AGREES THAT CERTAIN PAYMENTS SET FORTH IN THE EMPLOYMENT AGREEMENT ARE CONTINGENT UPON EMPLOYEE SIGNING THIS RELEASE AND WILL BE PAYABLE ONLY IF AND AFTER THE REVOCATION PERIOD HAS EXPIRED.

[SIGNATURE PAGE FOLLOWS]

Executive has read this Release, fully understands it and freely and knowingly agrees to its terms.
Dated this 30th day of May, 2025.

TriSalus Life Sciences, Inc.
By:	/s/ Mary Szela
Name: Mary Szela
Title: Chief Executive Officer

AGREED AND ACCEPTED:
Mr. James Young
/s/ James Young